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                           PETROLEUM CONSULTANTS, INC.
        7830 State Line Road o Suite 100 o Prairie Village, Kansas 66208
--------------------------------------------------------------------------------
                            Telephone: (913) 341-1465
                               Fax: (913) 341-1325

Reservoir Engineering                                              Gas Contracts
Property Evaluation                                                Gas Marketing
Regulatory Affairs                                                Expert Witness




                                  May 25, 2000


Mr. Dwight Brehm
Vice-President
Scope Operating Company
808 S. College, Ste. 300
McKinney, Texas 75069

Dear Mr. Brehm:

         Attached is an updated evaluation on the Felts oil lease located in
Section 30-T34S-R17E, Montgomery County, Kansas. The appraised value is estimated at $447,144.00. The effective date of this appraisal is April 11, 2000.

         This appraisal is based on a working interest of 25% and a net revenue of 18.75%, which is owned by Keystone Silver Mines, Inc. An oil price of $25.00 per barrel was used and the appraisal is on a non-escalated basis, where price and the expenses were kept constant throughout the life of the property. The economic life of the property is estimated to be 11 years.

         The producing formation is the Red Fork Sandstone. This lease has produced 20,000 barrels of oil. Combined primary and secondary operations should recover an estimated 191,000 barrels of oil. Reservoir characteristics, such as porosity and permeability, indicate that the formation will flood successfully. The initial phase of secondary recovery would be a waterflood, followed by a polymer augmented flood. It is anticipated that the polymer flood would plug the thief zones and improve the areal and vertical sweep efficiency of the reservoir. This would result in increased oil recovery that otherwise would not be recovered.

         If you have any questions please let me know.

                                                  Sincerely,


                                                  /s/ Ronald L. Cook

                                                  Ronald L. Cook, P.E.

[seal of Ronald L. Cook here]

PRODUCTION RATE FORECAST AND EVALUATION
Before Federal Income Tax               Well Name: Felts
                                        Operator: Keystone Silver Mines, Inc.
Project Name: Felts                     Field:
AS OF: April 11, 2000                   Reservoir: Red Fork
Prepared By: Ron Cook                   Location: Section 30-T34S-R17E
                                        County, State: Montgomery, Kansas

Comments: Proved Developed - Escalated case

          Gross Production     Net Production     Price   Price    Gas Net     Oil Net  Net Oper   Wpt Tax   Net Oper    Total
 Year       Gas       Oil      Gas       Oil       Gas     Oil     Revenue     Revenue   Revenue   +Adv+Sev  Expense    Invest
Ending    (Mmcf)    (Mbbl)    (Mmcf)    (Mbbl)    ($/M)   ($/B)      (M$)       (M$)       (M$)      (M$)      (M$)      (M$)
------    ------    ------    ------    ------    ------  ------   ---------  ---------  --------  --------  --------  --------
                                                                                            Initial Investment         0.000
 12  0    0.00    30.000      0.00      5.625     0.000   25.00    0.00       140.63     140.63     12.656    9.750    0.000
 12  1    0.00    36.000      0.00      6.750     0.000   25.00    0.00       168.75     168.75     15.187   12.000    0.000
 12  2    0.00    36.000      0.00      6.750     0.000   25.00    0.00       168.75     168.75     15.187   12.000    0.000
 12  3    0.00    30.000      0.00      5.625     0.000   25.00    0.00       140.63     140.63     12.656   11.000    0.000
 12  4    0.00    15.000      0.00      2.813     0.000   25.00    0.00        70.31      70.31      6.328    9.000    0.000

 12  5    0.00    12.000      0.00      2.250     0.000   25.00    0.00        56.25      56.25      5.063    9.000    0.000
 12  6    0.00     9.600      0.00      1.800     0.000   25.00    0.00        45.00      45.00      4.050    9.000    0.000
 12  7    0.00     7.700      0.00      1.444     0.000   25.00    0.00        36.09      36.09      3.248    9.000    0.000
 12  8    0.00     6.100      0.00      1.144     0.000   25.00    0.00        28.59      28.59      2.573    9.000    0.000
 12  9    0.00     5.000      0.00      0.938     0.000   25.00    0.00        23.44      23.44      2.109    9.000    0.000

 12 10    0.00     4.000      0.00      0.750     0.000   25.00    0.00        18.75      18.75      1.687    9.000    0.000
        ------   -------    ------     ------    ------  ------   ---------  ---------  --------  --------  --------  --------
Total     0.00   191.400      0.00     35.887             25.00    0.00       897.19     897.19     80.747  107.750    0.000
Years:  11.



                      Initial        Final                                   Cash      Cum Cash  Disc Cash
                      -------        -----                         Year      Flow        Flow    Flow@ 20%
Working Interest     25.00000 %     25.00000 %                   Ending      (M$)        (M$)       (M$)
Gas Net Interest      0.00000 %      0.00000 %                   ------    --------    -------    -------
Oil Net Interest     18.75000 %     18.15000 %                   Init Inv    0.000
                                                                 12  0     118.219     118.219    110.406
Discount Rate       Net Present Value                            12  1     141.563     259.781    112.712
-------------       -----------------                            12  2     141.563     401.344     93.927
       5 %           617.680 M$                                  12  3     116.969     518.313     64.674
      10 %           547.483 M$                                  12  4      54.984     573.297     25.335
      15 %           491.977 M$
      25 %           410.265 M$                                  12  5      42.188     615.484     16.199
                                                                 12  6      31.950     647.434     10.223
Results Saved in File: Macintosh HD:Econ prog:Felts RES          12  7      23.845     671.280      6.358
                                                                 12  8      17.020     688.300      3.782
                                                                 12  9      12.328     700.628      2.283

                                                                 12 10       8.063     708.691      1.244
                                                                           -------    --------    -------
                                                                 Total     708.691     708.691    447.144
